Exhibit 4.2
April 14, 2011
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605
Attention: Mark J. Ann, President and Chief Executive Officer
     The undersigned is the record and beneficial owner of the warrants to purchase shares of common stock, par value $0.01 per share (“Common Stock”) of RXi Pharmaceuticals Corporation (the “Company”) set forth on Schedule A hereto (the “Warrants”).
     The undersigned understands that the Company intends to effect an underwritten public offering (the “Offering”) of units consisting of (i) shares of Common Stock and warrants to purchase shares of Common Stock (the “New Warrants”). The Offering is described in the Company’s preliminary prospectus supplement, dated April 14, 2011 (the “Preliminary Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”). The undersigned acknowledges receipt of a copy of the Preliminary Prospectus. Certain additional information relating to the terms of the Offering, including the terms of the New Warrants have been provided to the undersigned by Roth Capital Partners, LLC. The undersigned further acknowledges that it has received such additional information and has had an opportunity to ask questions of and receive answers from the Company regarding the terms of the Offering.
     In consideration of its participation in the Offering, effective as of the closing date of the Offering, the undersigned irrevocably agrees to exchange its Warrants for warrants to purchase Common Stock having the same terms as the New Warrants (the “Exchange Warrants”) and exercisable, subject to the terms of the Exchange Warrants, for the same aggregate number of shares of Common Stock as the Warrants are currently exercisable (the “Exchange”). Not later than the Closing Date, the undersigned shall deliver its Warrants to the Company for cancellation, and any Warrants not so delivered shall thereafter cease to be exercisable and shall represent the right to receive the Exchange Warrants pursuant to the terms hereof. The Company shall deliver to the undersigned, or as the undersigned may otherwise direct, the Exchange Warrants to which the undersigned is entitled hereunder at the same time as it delivers the New Warrants pursuant to the terms of the Offering.
     The undersigned hereby represents and warrants that (i) it owns the Warrants free and clear of all liens, claims, encumbrances and other adverse claims whatsoever, (ii) this letter agreement has been duly authorized, executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and (iii) the undersigned has not paid or received any commission or other remuneration in connection with the Exchange.
[signature page immediately follows]

Very truly yours,

By:
Title:
ACCEPTED AND AGREED,
as of the date first written above.

RXI PHARMACEUTICAL CORPORATION

By:
Title:	Authorized Signatory

Schedule A

Class or Series of Warrants	Number of Warrant Shares

March 2011 13-Month Warrants
March 2011 5-Year Warrants